Exhibit 10.1

AMENDMENT NO. 1
TO THE
NEUROSENSE THERAPEUTICS LTD.
ORDINARY SHARES PURCHASE WARRANT

June 26, 2024

This Amendment No. 1 to the Ordinary Shares Purchase Warrant (the “Amendment”) originally issued by NeuroSense Therapeutics Ltd., a company organized under the laws of Israel (the “Company”) to Armistice Capital Master Fund Ltd. (the “Investor”) on June 26, 2023 for the purchase of 3,000,000 ordinary shares, no par value of the Company (the “Warrant”) is made and entered into by and between the Company and the Investor as of June 26, 2024 (the “Effective Date”).

WHEREAS, on June 26, 2023, the Company issued to the Investor the Warrant and, pursuant to the provisions of Section 5(m) of the Warrant, the parties desire to amend the terms of the Warrant to (i) extend the Termination Date from June 26, 2028 to October 12, 2029; and (ii) to make certain edits to Section 3(e)(ii) of the Warrant.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings ascribed to them in the Warrant.

2.	Amendments to the Warrant. As of the Effective Date:

a.	the definition of “Termination Date” in the preamble of the Warrant shall be deleted and replaced in its entirety with the following:

“October 12, 2029 (the “Termination Date”)”

b.	Section 3(e)(ii) of the Warrant is hereby deleted and replaced in its entirety with the following:

“(ii) Redemption Right. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), redeem this Warrant from the Holder (in accordance with Section 312 of the Israeli Companies Law, 5759-1999) by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, shares or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received common equity of the Successor Entity (which Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the volatility for the remaining exercise period as obtained from the HVT function on Bloomberg (determined utilizing a 252 day annualization factor) as of the Trading Day immediately following the consummation of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the VWAP for the 30 days prior to the Trading Day immediately preceding the consummation of the applicable contemplated Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) cost of borrow for the Company’s shares at the exercise date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.”

3.	Miscellaneous.

a.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

b.	Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.	Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

NEUROSENSE THERAPEUTICS LTD.

By:
Name:
Title:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title: